SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2002

INTRAC, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-31114	88-0741759
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 West 35th Street, New York, New York		10001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 736-0880

Item 1.    Changes in Control of Registrant.

Effective August 22, 2002, G4, LLC, K-Krew, Inc. and Auberry Trading, Inc. (the “Purchasers”), acquired all of the issued and outstanding shares of Series A Preferred Stock, par value $.001 per share (“Series A Preferred”), of Intrac, Inc., a Nevada corporation (the “Registrant”). The consideration paid for such shares was shares of Common Stock of the Registrant beneficially owned by the Purchasers.

Pursuant to the terms of the Series A Preferred, the holders of Series A Preferred shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. Moreover, as to any matter which holders of Series A Preferred shall be entitled to vote, holders of the outstanding Series A Preferred shall have voting rights equal to an aggregate of 54% of the total shares entitled to vote by both (i) the holders of all of the then outstanding shares of Common Stock (whether or not such holders vote); and (ii) the holders of all the then outstanding shares of Series A Preferred.

Concurrent with the aforementioned transaction, Registrant entered into a letter agreement with the holders of the Registrant’s 8% Series SPA Senior Subordinated Convertible Redeemable Debentures due November 30, 2003 (the “Debenture” or “Debentures”). Pursuant to this agreement, the then Debenture holders agreed to sell their Debentures to a group of investors for an aggregate purchase price of $300,000, which roughly approximated at that time the principal amount due under the Debentures together with accrued interest. Simultaneously, the new holders of the Debentures agreed to amend the terms of the Debentures as follows:

1)
The new Debenture holders agreed not to convert their Debentures until such time as the Registrant had entered into a merger or reorganization with a company which has an operating business, on such terms and conditions as the Board of Directors of Registrant shall agree and approve,

2)
The new Debenture holders and the Registrant agreed that at such time as the Debentures are converted, the entire amount outstanding under the Debentures, including accrued but unpaid dividends through the date of conversion would convert into 3,600,000 shares of Common Stock of Registrant or the company surviving the consummation of a merger or reorganization involving the Registrant,

3)
Notwithstanding the foregoing, the new Debenture holders acknowledged that, based on the valuation of a company which the Registrant may acquire through merger or reorganization (no such company being currently identified) the terms of the Debenture, including the number of shares into which the Debentures could be converted may need to be amended to accurately reflect such valuation. For this purpose, the new Debenture holders appointed certain representatives as their designees for the purpose of negotiating with the Registrant any further amendments to the terms of the Debentures and

4)	The new Debenture holders waived any and all rights, title and interest to any dividends, whether currently accrued but unpaid or to accrue in the future under the terms of the Debentures.

In connection with the aforementioned transactions, certain expenses were incurred, some of which were paid by the new Debenture holders and new Series A Preferred holders and others which were accrued by the Registrant.

Item 4.    Change in Registrant’s Certifying Accountant.

Effective October 31, 2002, the Registrant changed its independent auditor from Chaifetz & Schreiber, P.C. to Paritz & Company, P.A.

The report of Chaifetz & Schreiber, P.C. on the financial statements for the Registrant’s fiscal year ended December 31, 2001, contained no adverse opinion or disclaimer of opinion, and was not qualified as to uncertainty, scope or accounting principles. The decision to change accountants was recommended and approved by Registrant’s Board of Directors.

During the year ended December 31, 2001, there were no disagreements with Chaifetz & Schreiber, P.C. within the meaning of Instruction 4 of Item 304 of Regulation S-B on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures; which disagreements, if not resolved to the satisfaction of Chaifetz & Schreiber, P.C., would have caused that firm to make reference in connection with its reports to the subject matter of the agreements or a reportable event. Although audited statements prepared by Chaifetz & Schreiber, P.C. contained a going concern qualification, such financial statements did not contain any adjustment that might result from the uncertainty stated therein.

During the year ended December 31, 2001, the Registrant did not consult Paritz & Company, P.A. regarding any matter requiring disclosure under Item 304(a)(2) of Regulation S-B.

The Registrant has provided Chaifetz & Schreiber, P.C. with a copy of this disclosure and has requested that Chaifetz & Schreiber, P.C. furnish it with a letter addressed to the U.S. Securities and Exchange Commission (“SEC”) stating whether it agrees with the above statements. A copy of the letter from Chaifetz & Schreiber, P.C. addressed to the SEC dated November 15, 2002, is filed as Exhibit No. 16.1 to this Current Report on Form 8-K.

Item 7.    Financial Statements and Exhibits.

(a)  Financial Statements not applicable.

(b)  Exhibits.

16.1  Letter from Chaifetz & Schreiber, P.C. on change in certifying accountant. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRAC, INC.

By:	/s/ ISAAC NUSSEN
Isaac Nussen, President
Date:  November 15, 2002

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter from Chaifetz & Schreiber, P.C. on change in certifying accountant.

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